Thor Names Martin Chief Executive Officer

ELKHART, Ind., June 10, 2013 /PRNewswire/ -- Thor Industries, Inc. (NYSE:THO) today announced that current President and Chief Operating Officer, Bob Martin, has been appointed Chief Executive Officer, effective August 1, 2013. In addition, Martin has been elected to serve on Thor's Board of Directors, also effective August 1, 2013. Martin, age 43, is succeeding Peter B. Orthwein, who will remain Executive Chairman of the Board of Directors.

A 19-year industry executive, Martin has served in a variety of leadership roles at Thor, including as President of Keystone RV, Thor's largest subsidiary, as well as RV Senior Group President and most recently as President and Chief Operating Officer. All RV Presidents and the Bus Group President will continue reporting directly to Martin in his new role.

"I am pleased to pass on the leadership of Thor to Bob Martin, someone who has a proven track record with both our Company and the RV industry," said Peter B. Orthwein, Thor Chairman. "This transition marks a significant, positive step in our succession plan and I have confidence in the solid management team we have developed over the past several years. We now have excellent depth of talent across our senior management, and I am convinced that Bob's strong relationships with dealers and demonstrated ability make him the right person to lead Thor to the next level of growth, performance and profitability."

About Thor Industries, Inc.
Thor is the sole owner of operating subsidiaries that, combined, represent the world's largest manufacturer of recreation vehicles and a major builder of commercial buses.

This release includes certain statements that are "forward looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, price fluctuations, material or chassis supply restrictions, legislative and regulatory developments, the costs of compliance with increased governmental regulation, legal issues, the potential impact of increased tax burdens on our dealers and retail consumers, lower consumer confidence and the level of discretionary consumer spending, the level of state and federal funding available for transportation, interest rate increases, restrictive lending practices, recent management changes, the success of new product introductions, the pace of acquisitions, asset impairment charges, cost structure improvements, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2012 and Part II, Item 1A of our Quarterly Report on Form 10-Q for the period ended April 30, 2013. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

CONTACT: Jeffery A. Tryka, CFA, Investor Relations, (574) 970-7912, jtryka@thorindustries.com